Exhibit 99.1
L BRANDS REPORTS JANUARY 2014, FOURTH QUARTER 2013 AND FISCAL YEAR 2013 SALES; UPDATES FOURTH QUARTER EARNINGS GUIDANCE

Columbus, Ohio (Feb. 6, 2014) - L Brands, Inc. (NYSE: LB) reported comparable store sales for the four weeks ended Feb. 1, 2014 increased 9% compared to the four weeks ended Feb. 2, 2013. The Company reported net sales of $731.2 million for the four-week period ended Feb. 1, 2014 compared to sales of $986.4 million for the five-week period ended Feb. 2, 2013.

Comparable store sales for the 13 week fourth quarter ended Feb. 1, 2014 increased 1% compared to the 13 weeks ended Feb. 2, 2013. Net sales were $3.818 billion for the 13 week fourth quarter ended Feb. 1, 2014 compared to $3.856 billion for the 14 weeks ended Feb. 2, 2013.

The Company reported a comparable stores sales increase of 2% for the 52 week year ended Feb. 1, 2014, compared to the 52 weeks ended Feb. 2, 2013. Net sales were $10.773 billion for the 52 week year ended Feb. 1, 2014 compared to $10.459 billion for the 53 weeks ended Feb. 2, 2013.

The Company expects to report fourth quarter earnings per share slightly above its previous guidance of $1.60.

To hear further commentary provided on L Brands’ prerecorded January sales message, call 1-866-639-7583 (1-866-NEWS-LTD), or log onto www.Lbrands.com for an audio replay. The company will release its fourth quarter earnings after the close of the market on Feb. 26, and hold its conference call at 9 a.m. Eastern Time on Feb 27.

ABOUT L BRANDS:
L Brands, through Victoria’s Secret, Pink, Bath & Body Works, La Senza and Henri Bendel, is an international company. The company operates 2,648 specialty stores in the United States and its brands are sold in about 800 company-operated and franchised additional locations world-wide. The company’s products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
L Brands, Inc. cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or the January sales call involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and any similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or the January sales call:

•
general economic conditions, consumer confidence, consumer spending patterns and market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

•	the seasonality of our business;

VICTORIA'S SECRET / BATH & BODY WORKS / PINK / LA SENZA / HENRI BENDEL
Three Limited Parkway Columbus, OH 43230 www.LB.com

•	the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to successfully expand into global markets and related risks;

•	our relationships with independent licensees and franchisees;

•	our direct channel businesses;

•	our failure to protect our reputation and our brand images;

•	our failure to protect our trade names, trademarks and patents;

•	the highly competitive nature of the retail industry generally and the segments in which we operate particularly;

•	consumer acceptance of our products and our ability to keep up with fashion trends, develop new merchandise and launch new product lines successfully;

•	our ability to source, distribute and sell goods and materials on a global basis, including risks related to:

•	political instability;

•	duties, taxes and other charges;

•	legal and regulatory matters;

•	volatility in currency exchange rates;

•	local business practices and political issues;

•	potential delays or disruptions in shipping and transportation and related pricing impacts;

•	the disruption of production or distribution by labor disputes; and

•	changing expectations regarding product safety due to new legislation;

•	stock price volatility;

•	our failure to maintain our credit rating;

•	our ability to service or refinance our debt;

•	our ability to retain key personnel;

•	our ability to attract, develop and retain qualified employees and manage labor costs;

•	the inability of our manufacturers to deliver products in a timely manner and meet quality standards;

•	fluctuations in product input costs;

•	fluctuations in energy costs;

•	increases in the costs of mailing, paper and printing;

•	claims arising from our self-insurance;

•	our ability to implement and maintain information technology systems and to protect associated data;

•	our failure to comply with regulatory requirements;

•	tax matters; and

•	legal and compliance matters.
We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release or the January sales call to reflect circumstances existing after the date of this report or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2012 Annual Report on Form 10-K.

For further information, please contact:

Investor Relations	Media Relations
Amie Preston	Tammy Roberts Myers
(614) 415-6704	(614) 415-7072
apreston@lb.com	extcomm@lb.com

VICTORIA'S SECRET / BATH & BODY WORKS / PINK / LA SENZA / HENRI BENDEL
Three Limited Parkway Columbus, OH 43230 www.LB.com

L BRANDS
JANUARY 2014

Comparable Store Sales Increase (Decrease) (Comparable Calendar Basis):

	January 2014	January 2013	Fourth Quarter 2013	Fourth Quarter 2012	Year 2013	Year 2012

Victoria's Secret Stores	10%	8%	3%	3%	3%	7%
Bath & Body Works	6%	10%	(1%)	7%	1%	7%
La Senza	4%	15%	(3%)	0%	2%	(2%)
L Brands	9%	9%	1%	5%	2%	6%
Victoria's Secret Direct Sales	(12%)	(5%)	(1%)	(1%)	(3%)	1%

Total Sales (Millions):

	Fourth Quarter 2013 (13 weeks)	Fourth Quarter 2012 (14 weeks)	Year 2013 (52 weeks)	Year 2012 (53 weeks)

Victoria's Secret Stores	$1,724.2	$1,713.4	$5,165.1	$4,980.6
Victoria's Secret Direct	504.5	534.0	1,516.1	1,593.2
Total Victoria's Secret	$2,228.7	$2,247.4	$6,681.2	$6,573.8
Bath & Body Works	$1,205.4	$1,249.6	$2,932.3	$2,902.2
La Senza	$92.8	$102.4	$326.8	$355.5
Other	$291.3	$256.2	$832.9	$627.2
L Brands	$3,818.2	$3,855.6	$10,773.2	$10,458.7

Total Company-Operated Stores:

	Stores			Stores
	Operating			Operating
	at 2/2/13	Opened	Closed	at 2/1/14

Victoria's Secret Stores	1,019	54	(13)	1,060
Bath & Body Works	1,571	8	(20)	1,559
Henri Bendel	29	—	—	29
Total United States	2,619	62	(33)	2,648

La Senza Canada	158	—	(1)	157
Bath & Body Works Canada	71	8	—	79
Victoria's Secret Canada	26	8	—	34
Victoria's Secret UK	2	3	—	5
Total L Brands	2,876	81	(34)	2,923

VICTORIA'S SECRET / BATH & BODY WORKS / PINK / LA SENZA / HENRI BENDEL
Three Limited Parkway Columbus, OH 43230 www.LB.com